Exhibit 10.8

Execution Version

MARGINING AGREEMENT

This MARGINING AGREEMENT, dated as of September 6, 2023 (this “Agreement”), between:

(a)            FSSL FINANCE BB ASSETCO LLC (the “Issuer”);

(b)            FS ENERGY AND POWER FUND or any of its successors and assigns in such capacity (the “Investment Manager”);

(c)            FSSL FINANCE BB SELLER LLC (the “Repo Seller”);

(d)            BARCLAYS BANK PLC, as liquidation agent (in such capacity, the “Liquidation Agent”) ; and

(e)            BARCLAYS BANK PLC, as Buyer under the Repurchase Agreement referred to below (in such capacity, the “Repo Buyer”).

RECITALS

Reference is made to the Indenture, dated as of September 6, 2023 (as amended, modified, supplemented or restated from time to time, the “Indenture”), by and among FSSL Finance BB AssetCo LLC as Issuer; Computershare Trust Company, N.A., as Trustee (the “Trustee”), and Barclays Bank PLC, as liquidation agent and calculation agent.

In consideration of the purchase of Notes by the Noteholders as set forth in the Indenture and the extensions of credit and other accommodations provided by the Repo Buyer under the Repurchase Agreement, the Issuer, Investment Manager and Repo Seller have agreed to enter into this Agreement with the Repo Buyer and the Liquidation Agent to set forth certain terms applicable to the transactions contemplated by the Indenture and the Repurchase Agreement relating to the calculation of the Borrowing Base, the manner in which any Borrowing Base Cures may be effected and certain related matters.

Accordingly, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Issuer, the Investment Manager and the Liquidation Agent agree as follows:

Section 1. Definitions

Terms used herein and not otherwise defined have the meanings given to them in the Indenture. In addition, for purposes of this Agreement, the Repurchase Agreement, the Indenture and the other Transaction Documents:

“Adjusted Market Value Amount” means, at any time with respect to any Collateral Obligation, the Current Market Value Amount of such Collateral Obligation at such time minus the Excess Concentration Amount in respect thereof.

“Aggregate Purchase Price” means, on any date of determination, the aggregate sum of the “Purchases Price” (as defined in the Repurchase Agreement) of all “Transactions” (as defined in the Repurchase Agreement) outstanding under the Repurchase Agreement on such date of determination.

“Asset-Specific Revaluation Event” means the Revaluation Events specified in Schedule II hereto.

“Bonafide” means, with respect to any Firm Bid or bid/offer quote provided by an Independent Dealer or an existing counterparty of the Liquidation Agent or any of its Affiliates, a condition that shall be satisfied unless (x) the entity purporting to provide such Firm Bid or quote is bankrupt or insolvent or (y) the entity purporting to provide such Firm Bid or quote is unable, fails or refuses (or the Liquidation Agent reasonably expects, based on its reasonable business judgment consistent with past practice, such entity to be unable, to fail or to refuse) to settle the purchase of such asset or portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally.

“Borrowing Base” means, on any date of determination, the least of (1) the sum (as determined by the Liquidation Agent) of (A) the Current Borrowing Base Amount plus (B) the Eligible Cash Amount; (2) (A) the aggregate sum of the Adjusted Market Value Amounts of all Collateral Obligations minus (B) the Minimum Equity Amount plus (C) the Eligible Cash Amount and (3) (a) the “Maximum Aggregate Facility Size” (as defined in the Repurchase Agreement) minus (b) the Aggregate Unfunded Exposure Leverage Amount. For the avoidance of doubt, any Zero Value Assets will be excluded from the calculation of the Borrowing Base and assigned a value of zero for such purposes.

“Borrowing Base Amount” means, at any time with respect to any Collateral Obligation, the product of (x) the Adjusted Market Value Amount of such Collateral Obligation and (y) the Facility Advance Rate.

“Borrowing Base Cure” means the Delivery of cash and/or U.S. treasury securities by or on behalf of the Repo Seller to Repo Buyer pursuant to the terms of the Repurchase Agreement, which amounts shall be paid to the Repo Buyer pursuant to and in accordance with the terms of the Repurchase Agreement on or prior to the Cure Deadline and in an amount such that immediately after giving effect to all such actions the Borrowing Base Ratio is less than or equal to the Facility Advance Rate (the “Borrowing Base Cure Amount”). For purposes of this definition, Net Margin (as such term is defined in the Repurchase Agreement) then paid to the Repo Buyer under the Repurchase Agreement will be deemed to be included in the Borrowing Base. For the avoidance of doubt, the calculation of the Borrowing Base Cure Amount shall take into account any decreases of the Borrowing Base Ratio that occur between the occurrence of a Trigger Event and the applicable Cure Deadline with respect to such Trigger Event; provided that any additional Borrowing Base Cure Amount required to be payable by Repo Seller to Repo Buyer is only due and payable by Repo Seller on or prior to the Cure Deadline occurring after, and applicable to, the date and time of notice of such additional Borrowing Base Cure Amount (and not, for the avoidance of doubt, the date and time of notice of the initial or original Borrowing Base Cure Amount).

“Borrowing Base Ratio” means, on any date of determination, a ratio (expressed as a percentage), the numerator of which is the Aggregate Purchase Price on such date of determination and the denominator of which is the sum of (A) the aggregate sum for each Collateral Obligation of the Adjusted Market Value Amount of such Collateral Obligation plus (B) the Eligible Cash Amount; provided that, for the avoidance of doubt, any Zero Value Asset will be excluded from the calculation of the Borrowing Base Ratio and assigned a value of zero for such purposes.

“Borrowing Base Test” means a test that will be satisfied on any date of determination if:

(a) the Borrowing Base Ratio is not greater the Facility Advance Rate;

(b) the Aggregate Purchase Price is not greater than the Borrowing Base;

(c) the Aggregate Purchase Price plus an amount equal to the positive difference between (i) the aggregate Unfunded Exposure Amount and (ii) (x) the amounts on deposit in the Unfunded Exposure Account and (y) the Unfunded Exposure Allocated Amounts on such date of determination is not greater than the Maximum Aggregate Facility Size (as defined in the Repurchase Agreement).

“Call Protection Reduction Amount” means, as of any date, shall be equal to the sum of all (i) Rejected Asset Call Protection Reduction Amounts plus (ii) Liquid Asset Price Dispute Call Protection Reduction Amounts plus (iii) Illiquid Asset Dispute Call Protection Reduction Amounts, in each case, in existence as of the date of determination minus (b) the sum of all Call Protection Reduction Amounts previously utilized (but, for the avoidance of doubt, without double counting) to reduce any Make-Whole Amounts payable by the Repo Seller to the Repo Buyer pursuant to the operation of the proviso in the definition of “Make-Whole Calculation Amount” under the Repurchase Agreement.

“Concentration Limitations” has the meaning set forth in Schedule I.

“Concentration Test Amount” means, on any date of determination, the sum of (i) the aggregate sum of the Current Market Value Amount of each Collateral Obligation as of such date plus (ii) the Eligible Cash Amount.

“Cure Deadline” means, with respect to any Trigger Event, (i) if the Investment Manager receives written notice of such Trigger Event from the Liquidation Agent prior to 10:00 a.m. New York City time on any Business Day, the close of business on such Business Day; and (ii) otherwise, the close of business on the Business Day immediately following the date on which such notice was delivered.

“Current Borrowing Base Amount” means, on any date of determination and as determined by the Liquidation Agent, an amount equal to the aggregate sum of the Borrowing Base Amounts for all Collateral Obligations; provided that, for the avoidance of doubt, any Zero Value Assets will be excluded from the calculation of the Current Borrowing Base Amount and assigned a value of zero for such purposes.

“Current Market Value” means with respect to each Collateral Obligation on any date of determination following the date of its acquisition by the Issuer:

(a)            if such Collateral Obligation is a Liquid Asset, the market value (expressed as a percentage) most recently assigned thereto by the Liquidation Agent in its sole discretion (which market value may be updated on any date, and notified to the Investment Manager, by the Liquidation Agent in its sole discretion), in each case, taking into account available bid side quotes determined by any of Loan Pricing Corporation, MarkIt Partners, TRACE, IDC Bloomberg or any other independent third-party nationally recognized loan pricing service or broker quote; and

(b)            with respect to each other Collateral Obligation, (i) initially, its Initial Market Value and (ii) following the occurrence of a Revaluation Event with respect to such Collateral Obligation, the market value (expressed as a percentage) assigned thereto by the Liquidation Agent in its sole discretion, as notified by the Liquidation Agent to the Investment Manager no later than 12:00 p.m. New York City time on the 5th Business Day immediately following the delivery of notice from the Liquidation Agent to the Investment Manager or the notice from the Investment Manager to the Liquidation Agent of the occurrence of such Revaluation Event; provided that (I) following the occurrence of a Revaluation Event with respect to such Collateral Obligation, upon receipt by the Liquidation Agent or the Issuer of any updated financial reporting information or any other material information (as determined by the Liquidation Agent in its sole discretion), either (x) the Liquidation Agent may determine or (y) the Issuer (or the Investment Manager on its behalf) may request that the Liquidation Agent determine, another Current Market Value for such Collateral Obligation; and (II) for the avoidance of doubt, other that as set forth in clause (I) of this proviso the Liquidation Agent shall only be permitted to redetermine the Current Market Value of any Collateral Obligation one time per Revaluation Event in respect thereof, provided, that, following the resolution of a successful Current Market Value Dispute, the “Current Market Value” for the related Collateral Obligation determined in accordance with the definition of the term “Current Market Value Dispute” shall be the Current Market Value of such Collateral Obligation specified in the definition of such term;

provided further that, notwithstanding anything to the contrary herein or in the Repurchase Agreement or the Indenture, (A) the Current Market Value for any Collateral Obligation shall not be greater than 100% and (B) the Current Market Value of any Zero Value Asset shall be deemed to be zero.

“Current Market Value Amount” means, with respect to any Collateral Obligation on any date, the Current Market Value of such Collateral Obligation on such date multiplied by the Dollar Equivalent of the funded outstanding principal amount thereof on such date.

“Current Market Value Dispute” means, on any date and with respect to any Collateral Obligation, the dispute of the Current Market Value of such Collateral Obligation by the Investment Manager in accordance with the definition of this term; provided that the Investment Manager may not initiate a Current Market Value Dispute in respect of a Collateral Obligation on a date on which (w) an Event of Default has occurred and is continuing, (x) with respect to any Collateral Obligation that is an Illiquid Asset that is not purchased by the Issuer from the secondary market, the Current Market Value of such Collateral Obligation is greater than the Initial Market Value thereof (it being understood that this clause (x) shall not apply to any other Collateral Obligations), (y) with respect to any Collateral Obligation that is a Liquid Asset that is not purchased by the Issuer from the secondary market, the Current Market Value of such Collateral Obligation is greater than the issuance price (for the avoidance of doubt, including any original issue discount) of such Collateral Obligation (expressed as a percentage of par) as of the time of its origination (it being understood that this clause (y) shall not apply to any other Collateral Obligations) or (z) a Zero Value Event has occurred and is continuing with respect to such Collateral Obligation; provided, further, that the Investment Manager shall notify the Liquidation Agent of such dispute no later than (x) if the Liquidation Agent notifies the Investment Manager in writing of the Liquidation Agent’s determination of the disputed Current Market Value by 10:00 a.m. New York City time, 2:00 p.m. New York City time on the date of notification of the disputed Current Market Value by the Liquidation Agent and (y) if the Liquidation Agent notifies the Investment Manager in writing of the Liquidation Agent’s determination of the disputed Current Market Value after 10:00 a.m. New York City time, 10:00 a.m. New York City time on the Business Day immediately following such date of notification by the Liquidation Agent. In connection with any such dispute:

(a)            with respect to any Collateral Obligation other than an MTC Eligible Asset or an Illiquid Asset (in each case, with respect to which clause (b) below shall apply):

(i)             If the Investment Manager disputes the determination of the Current Market Value of such Collateral Obligation, the Investment Manager must obtain and provide to the Liquidation Agent one or more Firm Bids either in cash or in synthetic form in respect of a risk transfer through the maturity date of such Collateral Obligation in form and substance acceptable to the Liquidation Agent in its reasonable discretion that is (x) from one or more Independent Dealers and/or creditworthy trading counterparties (as determined by the Liquidation Agent in its reasonable business judgment consistent with past practice) and (y) for, in the aggregate, at least 50% of the then-current par amount of such Collateral Obligation no later than 5:00 p.m. New York City time on the day on which the Investment Manager disputes the Liquidation Agent’s determination of the Current Market Value; provided that, solely with respect to any Collateral Obligation that is an MTC Eligible Asset or an Illiquid Asset, the Investment Manager may instead initiate such dispute in accordance with clause (b) below.

(ii)            The market value of such Collateral Obligation shall be an amount equal to the weighted average price of the Firm Bid(s) received by the Investment Manager in accordance with and in satisfaction of clause (a)(i) of this definition above and will be the Current Market Value for the such Collateral Obligation from and after the Business Day following receipt of such Firm Bid by the Liquidation Agent as described in clause (a)(i) above until (x) if such Collateral Obligation is not an MTC Eligible Asset or an Illiquid Asset, one (1) Business Day (or such longer time as customarily required by Markit or other similar pricing sources to update the price), and (y) otherwise, either (A) a Revaluation Event occurs with respect to such Collateral Obligation or (B) if a Revaluation Event has previously occurred with respect to such Collateral Obligation, the determination of another Current Market Value by the Liquidation Agent following the receipt by the Liquidation Agent or the Issuer (or the Investment Manager on its behalf) of any updated financial reporting information or other material information (as determined by the Liquidation Agent in its sole discretion) in respect of such Collateral Obligation.

(iii)           Following the initiation of a dispute of a Current Market Value by the Investment Manager until the delivery of the applicable Firm Bid(s) meeting the criteria set forth in clause (a)(i) above, the Current Market Value determined by the Liquidation Agent shall continue to govern until delivery of the applicable Firm Bid(s); and

(b)           with respect to any Collateral Obligation that is an MTC Eligible Asset or an Illiquid Asset:

(i)             If the Investment Manager disputes the determination of the Current Market Value of such Collateral Obligation, then the Investment Manager must (A) provide notice of such dispute to the Liquidation Agent within 5 Business Days of the date that the Liquidation Agent assigned such disputed Current Market Value (the date such notice is delivered to the Liquidation Agent, the “Illiquid Collateral Obligation Dispute Notice Date”) and (B) engage a Valuation Provider to provide a Qualified Valuation Report with respect to such Collateral Obligation no later than 5:00 p.m. New York City time on the tenth (10th) Business Day following the date that the Liquidation Agent assigned such disputed Current Market Value, such Qualified Valuation Report to be dated no earlier than the date that is 30 days prior to the date of delivery to the Liquidation Agent; provided, however, that the Investment Manager shall not be permitted to initiate a dispute pursuant to this clause (b) if such dispute would result in the occurrence of a Dispute Limit Event.

(ii)            The Current Market Value for the such Collateral Obligation shall be equal to the bid-side market value of such Collateral Obligation determined in accordance with clause (b)(i) of this definition above (or, if such Collateral Obligation is a Pre-Agreed Legacy Energy & Power Preferred Equity Investments, the Current Market Value shall be equal to the lower of (x) the bid-side market value determined in accordance with clause (b)(i) above and (y) the applicable value specified in the Valuation Schedule), from and after the Business Day following delivery of such valuation report to the Liquidation Agent as described in clause (b)(i) above until either (A) a Revaluation Event occurs with respect to such Collateral Obligation or (B) if a Revaluation Event has previously occurred with respect to such Collateral Obligation, the determination of another Current Market Value by the Liquidation Agent following the receipt by the Liquidation Agent or the Issuer (of the Investment Manager on its behalf) of any updated financial reporting information or other material information (as determined by the Liquidation Agent in its sole discretion) in respect of such Collateral Obligation.

(iii)            At all times (A) during the first five (5) Business Days following the Illiquid Collateral Obligation Dispute Notice Date, the Current Market Value for the disputed Collateral Obligation shall be equal to the greater of (x) the disputed Current Market Value and (y) the product of (1) the Current Market Value most recently determined by the Liquidation Agent prior to the initiation of such Current Market Value Dispute and (2) 92.5%, and (B) after such five (5) Business Day period but prior to determination of a Current Market Value in accordance with clause (b)(ii) above, the Current Market Value for the disputed Collateral Obligation shall be equal to the disputed Current Market Value.

“Dispute Limit Event” means, an event that shall occur if at any time during a particular Financing Fee Period (as defined in the Repurchase Agreement) the aggregate sum of the Current Market Value Amounts of all Collateral Obligations (other than Pre-Agreed Legacy Energy & Power Preferred Equity Investments) that have been made subject to a Current Market Value Dispute pursuant to clause (b) thereof during such Financing Fee Period (as defined in the Repurchase Agreement) (the “Illiquid Asset Dispute Amount”), exceeds an amount (the “Dispute Limit Threshold”) equal to the product of (i) 20% multiplied by (ii)  aggregate sum of the Concentration Test Amount as of the first day of such Financing Fee Period; provided, for the avoidance of doubt, that in no circumstance shall the amount in clause (ii) include the Current Market Value Amounts of any Zero Value Assets.

“Eligible Cash Amount” means, on any date of determination, an amount equal to (i) the aggregate amount then on deposit in the Issuer Accounts (including amounts on deposit in the Unfunded Exposure Account and the Unfunded Exposure Allocated Amounts, but excluding the Expense Reserve Account) representing Principal Proceeds (other than Principal Proceeds that have been designated to settle any outstanding Purchase Commitments with respect to which the Settlement Date has not yet occurred), minus (ii) the Dollar Equivalent of the aggregate Unfunded Exposure Equity Amount for all Collateral Obligations.

“Excess Concentration Amount” means, on any date of determination, without duplication, all or the portion of the Current Market Value Amount of any Collateral Obligation (other than any Zero Value Asset) that exceeds any Concentration Limitation as of such date; provided that the Liquidation Agent shall select which Collateral Obligation(s) constitute part of the Excess Concentration Amount in accordance with a commercially reasonable methodology (provided that, in the event that the Investment Manager submits to the Liquidation Agent a calculation using a different reasonable methodology that results in a smaller Excess Concentration Amount, then the Investment Manager’s calculation shall prevail), provided that any such portion expressly approved (including via e-mail) by the Liquidation Agent for inclusion in each Borrowing Base shall not constitute part of the Excess Concentration Amount.

“Facility Advance Rate” means, on any date of determination, the lesser of (a) the weighted average (as determined by the Liquidation Agent) of the Individual Advance Rates in respect of the Collateral Obligations (determined based on the Initial Market Value Amount minus the Excess Concentration Amount of each Collateral Obligation (which Excess Concentration Amount shall be determined by the Liquidation Agent in accordance with a commercially reasonable methodology; provided that, in the event that the Investment Manager submits to the Liquidation Agent a calculation using a different reasonable methodology that results in a smaller Excess Concentration Amount, then the Investment Manager’s calculation shall prevail)) and (b) the Facility Advance Rate Cap in effect on such date.

“Facility Advance Rate Cap” means, on any date of determination, the Facility Advance Rate Cap set forth in the table below across from the Legacy Energy & Power Percentage in effect on such date:

Legacy Energy & Power Percentage	Facility Advance Rate Cap
> 50%	52.5%
> 30% and ≤ 50%	55.0%
> 20 and ≤ 30%	57.5%
< 20%	65.0%

“Facility Applicable Margin” means, on any date of determination, as determined by the Calculation Agent, the greater of:

(a)            the percentage equal to:

(i)            the sum for each Collateral Obligation (as of the most recent Margin Calculation Date) of the product of (x) the Borrowing Base Amount of such Collateral Obligation as of the most recent Margin Calculation Date and (y) the Individual Applicable Margin for such Collateral Obligation as of the most recent Margin Calculation Date; divided by

(ii)            the sum of the Borrowing Base Amounts of all Collateral Obligations as of the most recent Margin Calculation Date; and

(b)           3.00%;

provided that on any date that an Event of Default of Repo Seller as the defaulting party (each such term as defined in the Repurchase Agreement) has occurred and is continuing and a Repurchase Date has occurred as a result of such Event of Default, the Facility Applicable Margin shall be the rate determined above plus 2.00%.

“Firm Bid” means a written bid (expressed as a percentage of par) that is executable by the Liquidation Agent and is Bonafide.

“Illiquid Asset” means any Collateral Obligation that is not a Liquid Asset or that is determined by the Liquidation Agent to be an Illiquid Asset pursuant to the operation of the Liquid Asset Determination Dispute.

“Illiquid Asset Dispute Call Protection Reduction Amount” means, on any date of determination, with respect to any Collateral Obligation that (a) is an MTC Eligible Asset or an Illiquid Asset, (b) is not a Pre-Agreed Legacy Energy & Power Preferred Equity Investment, (c) would trigger a Dispute Limit Event if the Current Market Value of such Collateral Obligation were subject to a Current Market Value Dispute under clause (b) thereof and (d) with respect to which the Investment Manager has obtained and provided to the Liquidation Agent a Qualified Valuation Report that is dated no earlier than the date that is 30 days prior to the date of delivery of such Qualified Valuation Report to the Liquidation Agent, an amount equal to (x) the sum of (i) the Borrowing Base Amount of such Collateral Obligation based on the Current Market Value supported by such valuation report plus (ii) the Illiquid Asset Dispute Amount minus (y) the Dispute Limit Threshold.

“Independent Dealer” means, any of the following (as such list may be revised from time to time by mutual agreement of the Investment Manager and Liquidation Agent): Barclays, BNP Paribas, Crédit Agricole, Société Générale, Deutsche Bank AG, UBS AG, HSBC Holdings PLC, Bank of America N.A., Citigroup Inc., JPMorgan Chase & Co., Morgan Stanley, Wells Fargo & Co. Goldman Sachs & Co. LLC, Natixis, Jefferies, Nomura, The Royal Bank of Canada, Sumitomo Mitsui Banking Corporation, MUFG and Macquarie and any other Affiliate or successor entity of any of the foregoing.

“Individual Advance Rate” means, for any Collateral Obligation on any date of determination, the “Individual Advance Rate” set forth in the table below across from the relevant asset type for such Collateral Obligation (unless otherwise agreed between the Liquidation Agent and the Investment Manager), in each case subject to the proviso in this definition:

Asset Type	Individual Advance Rate
First Lien Liquid Asset	72.5%
First Lien Illiquid Asset	65.0%
Unsecured Liquid Asset	65.0%
Second Lien Liquid Asset	45.0%
Second Lien Illiquid Asset	30.0%
Junior Illiquid Asset	30.0%
Unsecured Illiquid Asset	30.0%
Legacy Energy & Power Asset	Such percentage for each Legacy Energy & Power Asset as specified in Annex A hereto
Other Eligible Assets	Such percentage as determined by the Liquidation Agent in its sole discretion upon approval of such Other Eligible Asset provided that (i) the Individual Advance Rate for any Legacy Energy & Power Assets or Other Eligible Assets will be determined by the Liquidation Agent in its sole discretion (which determination may be based on factors including, but not limited to, lien priority, liquidity, tranche size, industry, asset type and initial dollar price); and (ii) if the Current Market Value of any Collateral Obligation is currently, or on any date after the Trade Date thereof has previously been (for the avoidance of doubt, irrespective of any subsequent increases in the Current Market Value thereof), less than 75.0% of its Initial Market Value, the Individual Advance Rate of such Collateral Obligation shall be permanently reduced by 10.0%.

“Individual Applicable Margin” means, for any Collateral Obligation on any date of determination, the “Individual Applicable Margin” set forth in the table below across from the relevant asset type for such Collateral Obligation:

Asset Type	Individual Applicable Margin
First Lien Liquid Asset	1.9%
First Lien Illiquid Asset	3.0%
Unsecured Liquid Asset	2.5%
Second Lien Liquid Asset	2.9%
Second Lien Illiquid Asset	3.7%
Junior Illiquid Asset	3.7%
Unsecured Illiquid Asset	3.7%
Legacy Energy & Power Asset	4.2%

“Initial Collateral Obligation” means each Collateral Obligation owned by the Issuer on the Closing Date, as set forth on Schedule A to the Indenture.

“Initial Market Value” means (i) with respect to each Initial Collateral Obligation, the “Initial Market Value” set forth in Schedule A to the Indenture and (ii) with respect to each other Collateral Obligation, the initial market value (expressed as a percentage) assigned thereto by the Liquidation Agent in its sole discretion at the time of Purchase by the Issuer; provided that notwithstanding the foregoing, (A) the Initial Market Value for any Collateral Obligation shall not be greater than the par amount thereof and (B) the Initial Market Value of any Zero Value Asset shall be deemed to be zero.

“Initial Market Value Amount” means, with respect to any Collateral Obligation on any date, the Initial Market Value of such Collateral Obligation multiplied by the Dollar Equivalent of the funded outstanding principal amount thereof on such date.

“Interest Coverage Ratio” means, with respect to any Collateral Obligation for any relevant test period, the meaning of “Interest Coverage Ratio” or any comparable definition in the Reference Instrument for such Collateral Obligation, and in any case that “Interest Coverage Ratio” or such comparable definition is not defined in such Reference Instrument, the ratio of (a) EBITDA for the applicable test period, to (b) all cash interest (calculated (i) based on actual cash interest expense and (ii) on a pro forma basis with respect to any Collateral Obligation Purchased within the twelve months prior to such date of determination) in respect of Indebtedness for the applicable test period, as calculated by the Investment Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant obligor as per the requirements of the related Reference Instrument.

“Legacy Energy & Power Asset” means each Collateral Obligation set forth in Annex A hereto.

“Legacy Energy & Power Percentage” means, on any date of determination, a percentage equal to (a) the aggregate sum of the Initial Market Value Amounts of all Legacy Energy & Power Assets minus the Excess Concentration Amount of each such Legacy Energy & Power Asset divided by (b) the aggregate sum of the Initial Market Value Amounts of all Collateral Obligations minus the Excess Concentration Amount of each such Collateral Obligation.

“Liquid Asset” means any Collateral Obligation that (a) is a (i) First Lien Liquid Asset, (ii) Second Lien Liquid Asset or (iii) Unsecured Liquid Asset or (b) otherwise has Liquid Characteristics.

“Liquid Asset Determination Dispute” means, on any date and with respect to any Collateral Obligation that is designated as a First Lien Liquid Asset, Second Lien Liquid Asset or Unsecured Liquid Asset, the dispute of the designation of such Collateral Obligation as a First Lien Liquid Asset, Second Lien Liquid Asset or Unsecured Liquid Asset, as applicable (the “Original Liquid Asset Designation”), by the Investment Manager in accordance with the definition of this term; provided that the Investment Manager shall only have the right to initiate a Liquid Asset Determination Dispute with respect to a Collateral Obligation upon providing notice to the Liquidation Agent (such notice, the “Liquid Asset Determination Dispute Notice”) that the Current Market Value of such Collateral Obligation is more than 5.0% (as a percentage of par) less than the price reported for such Collateral Obligation on either Markit or IDC (such amount, the “Liquid Asset Dispute Threshold”) as of the date of the delivery to the Liquidation Agent of such notice (the “Liquid Asset Determination Dispute Notice Date”); provided, however, that the Investment Manager shall not be permitted to initiate a Liquid Asset Determination Dispute with respect to a Collateral Obligation if (i) such Collateral Obligation is agented by the Liquidation Agent or an Affiliate thereof that is readily recognized by name and (ii) on each of the immediately preceding ten (10) consecutive Business Days, the Liquidation Agent (or any broker-dealer Affiliate thereof that is readily recognized by name) has been making a firm bid/offer market in such Collateral Obligation with a bid/offer spread of less than 7.5% (expressed as a percentage of par).

Upon the Liquidation Agent’s receipt of a Liquid Asset Determination Dispute Notice, the Liquidation Agent shall, acting in good faith and in a commercially reasonable manner and considering the information provided in such Liquid Asset Determination Dispute Notice, promptly (and in any event within 2 Business Days following delivery to the Liquidation Agent of such Liquid Asset Determination Dispute Notice) make a determination regarding the Current Market Value of such Collateral Obligation in accordance with the terms of the definition of Current Market Value applicable to such Collateral Obligation. If the Current Market Value of such Collateral Obligation as determined by the Liquidation Agent remains below the Liquid Asset Dispute Threshold, then, if:

(i)	the Liquidation Agent is unable to provide evidence of at least (x) two Bonafide bid/offer quotes provided by Independent Dealers on each of the ten consecutive Business Days immediately prior to the Liquid Asset Determination Dispute Notice Date and (y), if requested by the Investment Manager, two Bonafide firm cash bids and offers from at least two Independent Dealers for the lesser of (1) $10,000,000 and (2) 10% of the then-current par amount of such Collateral Obligation; or

(ii)	the range of the bid/offer spread for the quotes or, if applicable, the firm bids and offers, provided by the Liquidation Agent in accordance with clause (i) above is greater than 7.5% (expressed as a percentage of par);

then:

(a)	if such Collateral Obligation was considered to be a First Lien Liquid Asset prior to the initiation of such Liquid Asset Determination Dispute, then such Collateral Obligation shall be considered to be a First Lien Illiquid Asset, and not a First Lien Liquid Asset, for purposes hereunder and under the Transaction Documents;

(b)	if such Collateral Obligation was considered to be a Second Lien Liquid Asset prior to the initiation of such Liquid Asset Determination Dispute, then such Collateral Obligation shall be considered to be a Second Lien Illiquid Asset, and not a Second Lien Liquid Asset, for purposes hereunder and under the Transaction Documents; or

(c)	if such Collateral Obligation was considered to be an Unsecured Liquid Asset prior to the initiation of such Liquid Asset Determination Dispute, then such Collateral Obligation shall be considered to be an Unsecured Illiquid Asset, and not an Unsecured Liquid Asset, for purposes hereunder and under the Transaction Documents;

provided, however, that if the Liquidation Agent subsequently provides the evidence required under clause (i)(x) above and the evidence set forth in clause (i)(y) above (whether or not requested by the Investment Manager) (and the relevant bid/offer spreads are 7.5% (expressed as a percentage of par) or less) to the Investment Manager no earlier than 90 days after a determination has been made under clauses (a), (b) or (c) above (as applicable) with respect to a Collateral Obligation that was previously subject to a Liquid Asset Determination Dispute, then the Liquidation Agent may elect to reclassify such Collateral Obligation as its Original Liquid Asset Designation, which reclassification shall (x) be notified in writing to the Investment Manager (which notice shall include all relevant evidence set forth in clause (i) above and evidence of the bid/offer spreads) and (y) only take effect from and including the second Business Day following receipt of such written notice to the Investment Manager and the accompanying evidence.

“Liquid Asset Price Dispute Call Protection Reduction Amount” means, on any date of determination, with respect to any Collateral Obligation, an amount calculated in accordance with clause (i) or (ii) below, as applicable:

(i)	if the Investment Manager (a) obtains and provides Firm Bids from at least two Independent Dealers to the Liquidation Agent for at least $5,000,000 of such Collateral Obligation each and (b) the average weighted price of such Firm Bids (expressed as a percentage of par) is greater than or equal to an amount that is 5.0% greater than the Current Market Value of such Collateral Obligation, then the Liquid Asset Price Dispute Call Protection Reduction Amount with respect to such Collateral Obligation shall be equal to the then-current Borrowing Base Amount for such Collateral Obligation; or

(ii)	if the Investment Manager (a) obtains and provides Firm Bids from at least two Independent Dealers to the Liquidation Agent for at least $5,000,000 of such Collateral Obligation each and (b) the average weighted price of such Firm Bids (expressed as a percentage of par) is greater than or equal to an amount that is 15.0% greater than the Current Market Value of such Collateral Obligation, then the Liquid Asset Price Dispute Call Protection Reduction Amount with respect to such Collateral Obligation shall be equal to twice the then-current Borrowing Base Amount for such Collateral Obligation.

“Liquid Characteristics” means, with respect to any Collateral Obligation, characteristics determined by the Liquidation Agent and notified in writing to the Issuer and the Investment Manager which shall include (but not be limited to) the following unless otherwise determined by the Liquidation Agent: (a) such Collateral Obligation is an otherwise liquid, syndicated or traded position that does not meet some or all of the liquidity criteria set forth in the definition of “First Lien Liquid Asset”, “Second Lien Liquid Asset” or “Unsecured Liquid Asset”, (b) the obligor of such Collateral Obligation has outstanding debt or equity securities that are publicly traded in a secondary market or (c) a material portion of the enterprise value of the obligor of such Collateral Obligation is tied to an unhedged exposure to a liquid end market.

“Margin Calculation Date” means (a) the 15th calendar day of each calendar month and (b) each other Business Day on which Repo Seller has requested that the Calculation Agent recalculate the Facility Applicable Margin; provided that (i) any such request shall be in writing (which writing may be in the form of an email) and no later than 1 Business Day prior to the requested recalculation date; (ii) Repo Seller shall not make more than four (4) such requests in any fiscal quarter; and (iii) Repo Seller shall not make any such requests at any time when an Event of Default of Repo Seller as the defaulting party (each such term as defined in the Repurchase Agreement) has occurred and is continuing and a Repurchase Date has occurred as a result of such Event of Default.

“Material Modification” means, with respect to any Collateral Obligation (or its Reference Instruments):

(a) an amendment, modification or waiver effected on or after the Test Date that:

(i) reduces or forgives any or all of the principal amount thereof or cancels or terminates any of the Reference Instruments of such Collateral Obligation;

(ii) delays or extends the related maturity date thereof or postpones any scheduled principal payment date thereof;

(iii) waives one or more interest payments with respect thereto, reduces the spread or coupon or reduces fees due thereon or permits any interest thereon due in cash to be deferred or capitalized, in each case in a manner that is not already expressly provided in the Reference Instruments, unless the Investment Manager certifies in writing that any such reduction is the result of a repricing of such Collateral Obligation; provided that any waiver or reduction pursuant to the application of a pricing grid in effect as of the related date of Purchase by the Issuer or any change to the benchmark rate in respect of a Collateral Obligation from the London Interbank Offered Rate to an alternative rate, including any applicable spread adjustments, shall not constitute a Material Modification under this clause (iii);

(iv) waives any default (after taking into account any applicable grace period or notice period, if applicable, under the Reference Instruments) or event of default (however defined under the Reference Instruments);

(v) contractually or structurally subordinates such Collateral Obligation (other than with respect to a Working Capital Revolver or as otherwise permitted under the Reference Instruments prior to giving effect to such amendment, modification or waiver);

(vi) substitutes, alters or releases all or a material portion of the collateral, as determined by the Liquidation Agent in its sole and absolute discretion, securing such Collateral Obligation in violation of the terms of the Reference Instrument;

(vii) modifies in any way the definition of Permitted Liens, Interest Coverage Ratio, Total Net Leverage Ratio (or any leverage based financial ratio defined in the applicable Reference Instruments) or EBITDA (or, in each case, the equivalent term determined in accordance with the applicable definition in this Agreement) in a manner adverse to the lenders under the applicable Reference Instruments (as determined by the Liquidation Agent in its sole discretion);

(viii) releases the principal obligor or any material guarantor or secondary obligor from its obligations under the Reference Instruments (other than in accordance with the express terms of the Reference Instrument);

(ix) results in a change in the currency of such Collateral Obligation to a currency that is not an Eligible Currency;

(x) results in the incurrence of additional Indebtedness by the obligor of such Collateral Obligation (aside from what is contemplated in the related Reference Instrument as of the Test Date or debt incurred in connection with the obligor’s capital leases, purchase money debt and/or cash management), such additional Indebtedness is pari passu or senior in right of repayment with such Collateral Obligation;

(xi) modifies any term or provision of the Reference Instruments of such Collateral Obligation that impacts the calculation of any financial covenant related to the terms and provisions identified in the foregoing clause (vii), in each case, in a manner that is adverse to the Secured Parties;

(b) the obligor of such Collateral Obligation has failed to deliver financial reporting information (x) in the case of any monthly reporting obligation, after the deadline for delivery (taking into account any applicable grace period under the Reference Instrument) (y) in the case of any quarterly reporting obligation, after the deadline for delivery (taking into account any applicable grace period under the Reference Instrument) of such financial reporting information under the Reference Instrument with respect to the applicable quarter (other, for the avoidance, than the fourth quarter), and (z) in the case of any annual reporting obligation, after the deadline for delivery (taking into account any applicable grace period under the Reference Instrument) of such financial reporting information under the Reference Instrument with respect to the applicable year, in each case, unless waived or otherwise agreed to by the Liquidation Agent in its sole discretion;

(c) except as pursuant to a sale to an affiliate or another beneficial owner or any of their respective affiliates, or as permitted pursuant to the terms of the relevant Reference Instrument that are in force at the time of acquisition of such Collateral Obligation by the Issuer, the occurrence of an event or series of events by which the beneficial owners of a majority of the equity interests in the obligor of such Collateral Obligation, (i) shall cease to possess, directly or indirectly, the right to elect or appoint (through contract, ownership of voting securities, or otherwise) directors or managers that at all times have a majority of the votes of the board of directors or board of managers (or similar governing body) of such obligor or to direct the management policies and decisions of such obligor or (ii) shall cease, directly or indirectly, to own and control legally and beneficially a majority of the equity interests of such obligor, provided that, Material Modification shall only be constituted under this clause (c) if the occurrence of such event or series of events results in an amendment, waiver, modification of the relevant Reference Instrument that will (x) materially and adversely affect the transferability of such Collateral Obligation to the Liquidation Agent or a Person designated by the Liquidation Agent or (y) materially and adversely reduce the number of potential transferees that are permitted under the relevant Reference Instruments, in each case, following the occurrence of an Event of Default pursuant to, and in accordance with, the terms of the Indenture (subject to customary transferability restrictions);

(d) such Collateral Obligation becomes a Defaulted Obligation.

“Minimum Equity Amount” means, on any date of determination, an amount equal to the greater of (a) the sum of the largest three (3) Current Market Value Amounts of all Collateral Obligations on such date and (b) the product of 25% multiplied by the Concentration Test Amount.

“MTC Eligible Asset” means any Collateral Obligation designated as an “MTC Eligible Asset” in Annex C hereto.

“Pre-Agreed Legacy Energy & Power Preferred Equity Investments” means each Collateral Obligation specified on Annex B hereto.

“Qualified Valuation Report” means a valuation report with respect to any Collateral Obligation that is provided by a Valuation Provider; provided, however, that any valuation report provided by a Valuation Provider that provides valuation services to the Investment Manager or its Affiliates as of the Closing Date shall only be considered to be a Qualified Valuation Report if such valuation report is newly provided by such Valuation Provider following the occurrence of the relevant dispute hereunder, in connection with the determination of the Illiquid Asset Dispute Call Protection Reduction Amount or in connection with the approval of the Purchase or acquisition of a Collateral Obligation and incorporates the most recently available financial statements of the relevant obligor.

“Rejected Assets” means any Loan or Bond that satisfies the conditions of clause (i) hereof or any Collateral Obligation that satisfies clause (ii) of the definition hereof:

(i)	if the Liquidation Agent, in accordance with its rights under the Indenture, rejects a proposal by the Investment Manager for the Purchase and/or acquisition by the Issuer of any Loan or Bond as a Collateral Obligation that (a) otherwise satisfies the Eligibility Criteria, (b) has been approved by the Investment Manager’s investment committee with the expectation of obtaining financing thereon and (c) with respect to which the Investment Manager has provided the Liquidation Agent with the Diligence Information required to be delivered under the terms of the Indenture, then such Loan or Bond shall be considered to be a Rejected Asset hereunder and under the Transaction Documents; or

(ii)	if the Liquidation Agent approves and accepts the Purchase or acquisition by the Issuer of a Collateral Obligation in accordance with and pursuant the terms of the Indenture that satisfies the criteria listed in clauses (i)(a)–(c) immediately above, but conditions the acceptance of such Collateral Obligation on the imposition of any of the conditions listed immediately below in clauses (ii)(a)–(d) hereof, then such Collateral Obligation shall be considered to be a Rejected Asset hereunder and under Transaction Documents;

(a)	the Liquidation Agent designates an Individual Applicable Margin for such Collateral Obligation that is greater than the Applicable Margin designated for Collateral Obligations of the same asset type;

(b)	the Liquidation Agent designates an Individual Advance Rate for such Collateral Obligation (other than Collateral Obligations consisting of Legacy Power & Energy Assets or Other Eligible Assets) that is more than 5.0% less than the Individual Advance Rate designated for Collateral Obligations of the same asset type;

(c)	one or more Additional Revaluation Events are proposed with respect to such Collateral Obligation which are not reasonable or customary for Collateral Obligations of the same asset type or with the same obligor; or

(d)	with respect to a Collateral Obligation that is an Illiquid Asset, the Initial Market Value of such Collateral Obligation assigned by the Liquidation Agent is more than 5.0% (expressed as a percentage of par) less than either (1) the price of such Collateral Obligation (expressed as a percentage of par) provided by the most recent valuation report obtained from a Valuation Provider and provided by the Investment Manager to the Liquidation Agent within the immediately preceding 30 days that is in form and substance acceptable to the Liquidation Agent in its sole and absolute discretion (provided that if the valuation report is a Qualified Valuation Report, then such valuation report shall be deemed to be acceptable to the Liquidation Agent) or (2), if, as of the date of determination, the Collateral Obligation was Purchased or acquired by Issuer within the previous ten Business Days, the purchase price that was paid for such Collateral Obligation (expressed as a percentage of par).

“Rejected Asset Call Protection Reduction Amount” means, on any date of determination, (a) if the Rejected Asset Call Protection Reduction Amount Test is satisfied on such date, an amount equal to the weighted average Borrowing Base Amounts for the relevant Rejected Assets during the immediately preceding twelve months; and (b) otherwise, zero.

“Rejected Asset Call Protection Reduction Amount Test” means a test shall that be considered to be satisfied if, within any twelve-month period, three or more Loans or Bonds (that otherwise satisfy the Eligibility Criteria) out of any six consecutive Loans or Bonds proposed by the Investment Manager for Purchase by the Issuer are designated (and notified in writing to the Investment Manager) as Rejected Assets pursuant to clauses (i) or (ii) of the definition thereof.

“Repurchase Agreement” means the Master Repurchase Agreement (including the Annexes thereto) dated as of September 6, 2023 (as amended, restated, supplemented or otherwise modified from time to time) between Repo Seller and Repo Buyer, together with the Master Confirmation dated as of September 6, 2023 (as amended, restated, supplemented or otherwise modified from time to time) between Repo Seller and Repo Buyer and each Transaction (as defined in the Repurchase Agreement) thereunder, each as amended, modified or replaced from time to time.

“Repo Default Event” means an “Event of Default” (as defined in the Repurchase Agreement) of Repo Seller as the defaulting party under the Repurchase Agreement.

“Revaluation Event” means, with respect to any Collateral Obligation that is an Illiquid Asset, the occurrence of any of the following:

(i)            the increase of such Collateral Obligation’s Total Net Leverage Ratio by more than 1.00x since the last Test Date;

(ii)           the Collateral Obligation’s Interest Coverage Ratio either (x) is below 1.50x or (y) has decreased by more than 20.0% since the last Test Date;

(iii)          [reserved];

(iv)          the occurrence of a Material Modification with respect to such Collateral Obligation;

(v)           the occurrence of any Asset-Specific Revaluation Event included in Schedule II hereto as applicable to the Collateral Obligations specified therein;

(vi)          [reserved];

(vii)         any other event specified as a Revaluation Event by the Liquidation Agent and accepted in writing by the Investment Manager in connection with the approval of such Collateral Obligation (an “Additional Revaluation Event”).

“Test Date” means with respect to each Collateral Obligation, the Trade Date thereof; provided, that if an additional portion of any previously Purchased Collateral Obligation is Purchased after the initial Trade Date thereof, then the Test Date with respect to all portions of such Collateral Obligation shall be the most recent Trade Date thereof.

“Total Net Leverage Ratio” means, with respect to any Collateral Obligation for any relevant test period, the meaning of “Total Net Leverage Ratio” or any comparable definition in the Reference Instrument for each such Collateral Obligation, and in any case that “Total Net Leverage Ratio” or such comparable definition is not defined in such Reference Instrument, the ratio of (a) Indebtedness for borrowed money minus Unrestricted Cash, as of the applicable determination date, to (b) EBITDA, for the applicable test period, as calculated by the Investment Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant obligor as per the requirements of the related Reference Instrument.

“Trigger Event” means an event that will occur if, on any date of determination, the Borrowing Base Ratio is greater than or equal to the lesser of (a) the Facility Advance Rate plus 10.0% and (b) 70.0%. For purposes of this definition, Net Margin (as such term is defined in the Repurchase Agreement) then paid to the Repo Buyer under the Repurchase Agreement will be deemed to be included in the Borrowing Base.

“Trustee” has the meaning given to such term in the Recital.

“Unrestricted Cash” means, with respect to any Collateral Obligation, the meaning of “Unrestricted Cash” or any comparable definition in the Reference Instruments for the applicable Collateral Obligation, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Reference Instrument, all cash or cash equivalents available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than statutory liens, liens of depository institutions and liens permitted under or granted in accordance with such Reference Instrument).

“Valuation Schedule” means the Valuation Schedule attached as Schedule III hereto.

“Valuation Provider” means (i) Houlihan Lokey Howard & Zukin, (ii) Kroll Inc. (formerly Duff & Phelps), (iii) Valuation Research Corporation, (iv) Lincoln International LLC, (v) Citrin Cooperman (formerly Murray Devine & Company), (vi) Hilco Capital and (vii) any other entity providing professional asset valuation services that is mutually agreed by the Liquidation Agent and the Investment Manager.

“Zero Value Asset” means any Collateral Obligation in respect of which a Zero Value Event has occurred and is continuing.

“Zero Value Event” means, with respect to any Collateral Obligation, the occurrence of any of the following, as determined by the Liquidation Agent in its sole discretion:

(i)	such Collateral Obligation ceases to satisfy clause (4) of the Eligibility Criteria;

(ii)	such Collateral Obligation ceases to satisfy clause (8) of the Eligibility Criteria; or

(iii)	if and to the extent that such Collateral Obligation is an Illiquid Asset, a Material Modification occurs with respect to such Collateral Obligation without the consent of the Liquidation Agent,

provided that, notwithstanding anything in the foregoing or the Transaction Documents, if agreed to by the Liquidation Agent, any of the events may be waived and shall, upon such waiver, not constitute a “Zero Value Event”.

Section 2. Amendments to Underlying Instruments. If the Issuer or the Investment Manager receives any written notice pursuant to the Underlying Instruments of a Collateral Obligation or other formal written communication concerning any amendment, supplement, consent, waiver or other modification of any Collateral Obligation or any related Underlying Instrument or rights thereunder which in the commercially reasonable judgement of the Investment Manager is not solely administrative, ministerial or clerical in nature (each, an “Amendment”) with respect to any Collateral Obligation or any related Underlying Instrument, or makes any affirmative determination to exercise any rights or remedies thereunder, it will, subject to Applicable Law and any confidentiality obligation it is bound by, give prompt (and in any event, not later than five (5) Business Days’ following the Issuer or the Investment Manager obtaining knowledge of its receipt of such written notice or communication or the making of such affirmative determination) notice thereof to the Liquidation Agent; provided that (x) the Issuer or the Investment Manager, as applicable, shall not be required to give prior notice of an Amendment to the Liquidation Agent with respect to any Amendment or proposed Amendment which the Investment Manager will not take a formal, affirmative action pursuant to the applicable Underlying Instruments and (y) if no Event of Default has occurred and is continuing, the Issuer and the Investment Manager shall have no obligation to provide any such communications regarding Amendments or determinations to exercise any rights or remedies under any Underlying Instruments, but shall, subject to Applicable Law and any confidentiality obligation it is bound by, provide the Liquidation Agent with a copy of each executed Amendment not later than five (5) Business Days following the Issuer or the Investment Manager obtaining knowledge of its receipt of a copy thereof. In any such event, the Issuer shall exercise all voting and other powers of ownership relating to such Amendment or the exercise of such rights or remedies as the Investment Manager shall deem appropriate under the circumstances; provided that, if the Notes outstanding have become due and payable in full in accordance with Article V of the Indenture, the Issuer will exercise all voting and other powers of ownership with respect to any Material Modification as the Liquidation Agent shall instruct (it being understood that, if the terms of the related Underlying Instrument expressly prohibit or restrict any such rights given to the Liquidation Agent, then such right shall be limited to the extent necessary so that such prohibition or restriction is not violated). In any such case, following the Issuer’s receipt thereof and subject to any confidentiality obligations to which it is subject and any Applicable Law, the Issuer shall promptly provide to the Liquidation Agent copies of all executed amendments to Underlying Instruments, executed waiver or consent forms or other material documents executed or delivered in connection with any Amendment.

Section 3. Miscellaneous.

(a)            Amendments. No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by any party hereto therefrom, shall in any event be effective without the written consent of the Issuer, the Investment Manager and the Liquidation Agent.

(b)            Confidentiality. Each of the Issuer, the Repo Seller, the Repo Buyer, the Calculation Agent and the Investment Manager agrees to maintain the confidentiality of the terms of this Agreement, except that such terms may be disclosed (i) to their respective Affiliates and their respective Affiliates’ directors, officers, employees, equityholders, managers, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that any disclosure made on the advice of counsel shall be deemed to comply with this clause (iii)), (iv) with the consent of the Liquidation Agent, (v) to the extent such information becomes publicly available other than as a result of a breach of this paragraph by the Issuer, the Repo Seller, the Repo Buyer, the Calculation Agent the Investment Manager or their respective Affiliates, (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder or (vii) to the extent permitted or required under this Agreement. If the Issuer, the Repo Seller, the Repo Buyer, the Calculation Agent or the Investment Manager is notified by any regulatory authority (including any self-regulatory authority) that it is required to disclose some or all of the terms of this Agreement, the Issuer, the Repo Seller, the Repo Buyer, the Calculation Agent or the Investment Manager, as applicable, shall use commercially reasonable efforts to notify the Liquidation Agent of such demand prior to disclosing the terms of this Agreement and permit the Liquidation Agent, at its own expense, to take reasonable actions to seek to limit such disclosure; provided that neither such notice to the Liquidation Agent nor the actions taken by the Liquidation Agent would reasonably be expected to cause the Issuer, the Repo Seller, the Repo Buyer, the Calculation Agent or the Investment Manager to violate any applicable laws or regulations or result in any claim, litigation, investigation or similar proceeding against the Issuer, the Repo Seller, the Repo Buyer, the Calculation Agent or the Investment Manager, or the imposition of any sanction against the Issuer, the Repo Seller, the Repo Buyer, the Calculation Agent or the Investment Manager by any regulatory authority.

(c)            Assignment. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto. The Trustee is an express third party beneficiary of Section 3(e) below. No rights or obligations of the Issuer, the Repo Seller, the Repo Buyer, the Calculation Agent or the Investment Manager hereunder may be assigned or delegated without the prior written consent of the Liquidation Agent. Neither the Liquidation Agent’s rights or obligations hereunder nor any interest therein may be assigned or delegated by the Liquidation Agent except to a successor Liquidation Agent appointed in accordance with the terms and conditions set forth in the Indenture. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, the Trustee and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(d)            Incorporation by Reference. The provisions of Sections 2.7(h) and 13.1(e) (limited recourse and non-petition) of the Indenture are hereby incorporated by reference into this Agreement (mutatis mutandis).

(e)            Direction to Trustee. The Issuer, the Repo Seller, the Repo Buyer, the Calculation Agent, the Investment Manager and the Liquidation Agent hereby direct the Trustee to acknowledge this Agreement and the terms hereof; and the Issuer, the Repo Seller, the Repo Buyer, the Calculation Agent, the Investment Manager and the Liquidation Agent hereby acknowledge and agree that the Trustee shall be entitled to all of the rights, indemnities and immunities set forth in the Indenture with respect to its acknowledgment of this Agreement and the terms hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FSSL FINANCE BB ASSETCO LLC, as Issuer

By:	/s/ Edward T. Gallivan, Jr
Name: Edward T. Gallivan, Jr
Title: Chief Financial Officer

FSSL FINANCE BB SELLER LLC, as Repo Seller

By:	/s/ Edward T. Gallivan, Jr
Name: Edward T. Gallivan, Jr
Title: Chief Financial Officer

FS ENERGY AND POWER FUND, as Investment Manager

By:	/s/ Edward T. Gallivan, Jr
Name: Edward T. Gallivan, Jr
Title: Chief Financial Officer

BARCLAYS BANK PLC, as Liquidation Agent

By:	/s/ Kevin Plattenburg
Name: Kevin Plattenburg
Title: Managing Director

BARCLAYS BANK PLC, as Repo Buyer

By:	/s/ Kevin Plattenburg
Name: Kevin Plattenburg
Title: Managing Director

BARCLAYS BANK PLC, as Calculation Agent

By:	/s/ Kevin Plattenburg
Name: Kevin Plattenburg
Title: Managing Director

Acknowledged as of the first date written above:

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Michael J. Baker
Name: Michael J. Baker
Title: Vice President

SCHEDULE I

[Intentionally Omitted]

SCHEDULE II

[Intentionally Omitted]

SCHEDULE III

[Intentionally Omitted]

ANNEX A

[Intentionally Omitted]

ANNEX B

[Intentionally Omitted]

ANNEX C

[Intentionally Omitted]